Exhibit 32

Certification

Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Cablevision Systems Corporation ("Cablevision") and CSC Holdings, LLC ("CSC Holdings") hereby certifies, to such officer's knowledge, that Cablevision's and CSC Holdings' Annual Report on Form 10-K for the year ended December 31, 2012 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Cablevision and CSC Holdings.

Date:	February 28, 2013	By:	/s/ James L. Dolan
James L. Dolan
President and Chief Executive Officer

Date:	February 28, 2013	By:	/s/ Gregg G. Seibert
Gregg G. Seibert
Vice Chairman and Chief Financial Officer